Exhibit 99.1

AT THE COMPANY Robert O’Brien Executive Vice President – Chief Financial Officer 216-621-6060	ON THE WEB www.forestcity.net

Jeff Linton Vice President – Corporate Communication 216-621-6060
FOR IMMEDIATE RELEASE
Forest City Announces Exchange of $110.0 million of
Convertible Senior Notes for Common Stock
CLEVELAND, Ohio – January 27, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements whereby it will exchange $110.0 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2016 (“the Notes”) for a total of approximately 9,774,033 shares of its Class A common stock, including approximately 1,866,199 shares as inducement, plus payment of accrued interest.
The exchange transactions reflect the company’s continuing focus on reducing overall leverage and improving its balance sheet. Approximately $90.0 million of the Notes will remain outstanding after the exchanges.
About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $11.8 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit http://www.forestcity.net.